   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 28, 2000
                                                   REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                           --------------------------

                             INVITROGEN CORPORATION

             (Exact name of Registrant as specified in its charter)

           DELAWARE                 33-0373077
 (State or other jurisdiction    (I.R.S. Employer
              of                Identification No.)
incorporation or organization)

                           --------------------------

                              1600 FARADAY AVENUE
                           CARLSBAD, CALIFORNIA 92008
                                 (760) 603-7200

    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                           --------------------------

                                 JAMES R. GLYNN
                              1600 FARADAY AVENUE
                           CARLSBAD, CALIFORNIA 92008
                                 (760) 603-7200

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

                            JEFFREY T. BAGLIO, ESQ.
                             MARTY B. LORENZO, ESQ.
                              LAURA G. SAND, ESQ.
                        GRAY CARY WARE & FREIDENRICH LLP
                        4365 EXECUTIVE DRIVE, SUITE 1600
                            SAN DIEGO, CA 92121-2189

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. / /

                                                                 PROPOSED MAXIMUM     PROPOSED MAXIMUM
            TITLE OF SECURITIES                AMOUNT TO BE     OFFERING PRICE PER   AGGREGATE OFFERING        AMOUNT OF
             TO BE REGISTERED                   REGISTERED           SHARE(1)             PRICE(1)        REGISTRATION FEE(1)
Common Stock, $0.01 par value per share          1,500,000            $76.84            $115,265,625            $28,816

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act"), and based on the high and low sale prices for the Common Stock on the NASDAQ National Market on December 21, 2000.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

                             INVITROGEN CORPORATION

                        1,500,000 SHARES OF COMMON STOCK

    This prospectus relates to 1,500,000 shares of common stock of Invitrogen Corporation, a Delaware corporation ("Invitrogen" or the "Company"), held by certain stockholders who may offer for sale shares of our common stock at any time, at market prices prevailing at the time of sale or at privately negotiated prices. The selling stockholders may sell the common stock directly to purchasers or through underwriters, broker-dealers or agents, that may receive compensation in the form of discounts, concessions or commissions. We will not receive any proceeds from this offering.

    Our common stock is quoted on the Nasdaq National Market under the symbol "IVGN." On December 27, 2000, the last reported sale price for our common stock as quoted on the Nasdaq National Market was $80.63 per share.

    Investing in the common stock involves risk. See "Risk Factors" beginning on page 3.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is December 28, 2000.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Summary.....................................................      1

Risk Factors................................................      3

Forward-Looking Statements..................................     14

Use of Proceeds.............................................     14

Description of Capital Stock................................     15

Selling Stockholders........................................     18

Plan of Distribution........................................     19

Legal Matters...............................................     20

Experts.....................................................     20

Available Information.......................................     21

Incorporation of Certain Documents by Reference.............     21

                            ------------------------

    We were incorporated in California in 1989, and reincorporated in Delaware in 1997. Our principal executive offices are located at 1600 Faraday Avenue, Carlsbad, California 92008 and our phone number is (760) 603-7200. We maintain a website at www.invitrogen.com. Our website is not a part of this Prospectus.

    You should rely only on the information contained or incorporated by reference in this amended prospectus and in any accompanying prospectus supplement. No one has been authorized to provide you with different information.

    The common stock is not being offered in any jurisdiction where the offer is not permitted.

    You should not assume that the information is this amended prospectus or any prospectus supplement is accurate as of any date other than the respective dates on the front of those documents.

                            ------------------------

                             INVITROGEN CORPORATION

    YOU SHOULD READ THE FOLLOWING INFORMATION REGARDING INVITROGEN AND THE COMMON STOCK BEING SOLD IN THIS OFFERING APPEARING ELSEWHERE IN THIS PROSPECTUS AND IN THE DOCUMENTS INCORPORATED INTO THIS PROSPECTUS BY REFERENCE.

    We develop, manufacture, and market more than 10,000 products for the life sciences markets. Our products are principally research tools in reagent and kit form, biochemicals, sera, media and other products and services we sell to corporate, academic, and government entities. We focus our business on two principal segments:

    - Cell and Molecular Biology Products. We are a leading supplier of research kits that simplify and improve gene cloning, gene expression, and gene analysis techniques. We also supply a full range of related molecular biology products including enzymes, nucleic acids and other biochemicals and reagents.

    - Cell Culture Products. We are also a leading supplier of sera, cell and tissue culture media and reagents used in both life sciences research and in processes to grow cells in the laboratory and to produce pharmaceuticals and other materials made by cultured cells.

    Our Cell Culture and Molecular Biology Products are used for research purposes, and, with several exceptions in a limited portion of our product line, their use by our customers is not regulated by the United States Food and Drug Administration (FDA) or by any comparable international organization. We expect that the number of such customers regulated by the FDA and the number of Cell Culture and Molecular Biology products affected by such regulation will increase in the future. Some of our Cell Culture Products and manufacturing sites are subject to FDA regulation and oversight and are required to comply with the Quality System Regulations (GMPs) described in the Code of Federal Regulations. Additionally some of these same sites and products are intended to comply with certain voluntary quality programs such as ISO 9001.

    We manufacture the majority of our products in our manufacturing facilities in Carlsbad and San Diego, California; Frederick, Maryland; Grand Island, New York; and Inchinnan, Scotland. In addition, we purchase products from third-party manufacturers for resale. We also have manufacturing facilities in Germany, New Zealand, Japan, Brazil, and Israel.

    We sell our products throughout the world via subsidiaries and distributors in a number of foreign countries. The majority of our sales activities are conducted through a dedicated direct sales organization located in the United States and a number of foreign countries. We also conduct marketing and distribution activities through our subsidiaries. Additionally we sell through international distributors who resell Invitrogen kits and other products. These distributors are located primarily in selected territories in Europe, the Middle East, South America and Asia. We may choose in the future to establish a direct sales organization in these and additional territories.

    We conduct research activities in the United States, New Zealand, and France and business development activities around the world. As part of these activities we actively seek to license intellectual property from academic, government, and commercial institutions.

    Our revenues, excluding those from our Life Technologies division, have increased significantly since our inception and from 1995 to 1999 we have experienced compound annual revenue growth of 29%. The increase in our revenues has been due to several factors, including:

    - the continued growth of the market for gene identification, cloning, expression, and analysis kits, other products and related services;

    - increasing market acceptance of these kits and products;

    - our introduction of new research kits and products for gene identification, cloning, expression, and analysis; and

    - the expansion of our direct sales and marketing efforts.

    We plan to continue to introduce new research kits, as we believe continued new product development and rapid product introduction is a critical competitive factor in the market for molecular biology research kits. In order to support increased levels of sales and to augment our long-term competitive position, we anticipate that we will continue to increase expenditures in sales and marketing, manufacturing and research and development.

    We currently manufacture products for inventory and ship products shortly after the receipt of orders, and anticipate that we will do so in the future. Accordingly, we currently do not have a significant backlog and do not anticipate we will develop a material backlog in the future.

    We have acquired a significant number of patent rights from third parties as part of our business activities. We use these patent rights as a basis for the development of many of our research kits and other products. In the past, we have paid royalties to such third parties relating to sales of these research kits, other products and selected services. Royalty expense is recognized as a cost of revenue as the related royalties are incurred.

    On February 2, 2000, and June 21, 2000, we completed our mergers with Research Genetics and Ethrog, respectively. Both transactions have been accounted for as pooling of interests and the consolidated financial statements have been restated for all periods prior to the mergers to reflect the combined financial and operating results of Invitrogen, Research Genetics and Ethrog.

    On September 14, 2000, we completed our mergers with Life
Technologies, Inc. and Dexter Corporation. Substantially all of the businesses and operations of Dexter were sold prior to the closing of the mergers. Both transactions have been accounted for as purchases and, accordingly, the results of operations have been included in the accompanying financial statements from the date of acquisition, which significantly affects the comparability of the financial information presented.

    We are in the process of reorganizing into two lines of business, a Molecular Biology division and a Cell Culture division. Full segment reporting will begin in 2001. However, we intend to provide pro forma revenues and growth rates for these two lines of business in our fourth quarter results.

    We anticipate that our results of operations may fluctuate from quarter to quarter and will be difficult to predict. The timing and degree of fluctuation will depend upon several factors, including those discussed under "Risk Factors." In addition, our results of operations could be affected by the timing of orders from distributors and the mix of sales among distributors and our direct sales force. Although we have experienced growth in recent years, we cannot assure you that we will be able to sustain revenue growth or remain profitable on a quarterly or annual basis or that our growth will be consistent with predictions made by securities analysts.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS, TOGETHER WITH OTHER MATTERS DESCRIBED IN THIS PROSPECTUS OR INCORPORATED HEREIN BY REFERENCE, BEFORE MAKING AN INVESTMENT IN OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS OCCURS, OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS COULD BE MATERIALLY ADVERSELY AFFECTED. IN SUCH CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT. THE RISKS DESCRIBED BELOW ARE NOT THE ONLY ONES WE FACE. ADDITIONAL RISKS NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS. CERTAIN STATEMENTS IN THIS PROSPECTUS (INCLUDING CERTAIN OF THE FOLLOWING FACTORS) CONSTITUTE FORWARD-LOOKING STATEMENTS. PLEASE REFER TO THE SECTION ENTITLED "FORWARD-LOOKING STATEMENTS."

FAILURE TO INTEGRATE SUCCESSFULLY LIFE TECHNOLOGIES AND OTHER COMPANIES INTO OUR OPERATIONS COULD REDUCE OUR REVENUES AND PROFITS.

    We completed our merger with Life Technologies on September 14, 2000. In addition, over the past year Invitrogen has acquired Dexter Corporation, NOVEX, Research Genetics, Inc. and Ethrog Biotechnologies, Inc. Our integration of the operations of Life Technologies and these previously-acquired companies will require significant efforts from each company, including the coordination of research and development and sales and marketing efforts. We may find it difficult to integrate the operations of these acquired companies. A number of Life Technologies employees have left the Company or have been terminated, and others may leave or be terminated because of the merger. Under the terms of the Change-In-Control Agreements of certain of these former employees, we will be required to make significant lump sum cash payments and will be required to maintain certain benefits for a two-year period. Additional employee terminations or resignations or facility closures may require us to make additional severance or other payments and may result in litigation.

    Our U.S. headquarters and the bulk of our other operations are located in Carlsbad, California. The headquarters of our Life Technologies division is currently located in Rockville, Maryland, Research Genetics is located in Huntsville, Alabama and Ethrog is located in Israel. Although we have announced plans to sell the Rockville facility and relocate the operations currently conducted there to our facilities in Frederick, Maryland, Grand Island, New York and Carlsbad, California, our facilities will still be physically separate from one another. The fact that our facilities are physically separated could make it difficult for us to communicate effectively with, manage and integrate these companies(1) staffs and operations with the rest of Invitrogen. Such difficulties could significantly hurt our operations and consequently our financial results.

    Management may have its attention diverted while trying to integrate Life Technologies and these other companies. Such diversion of management's attention or difficulties in the transition process could have a material adverse impact on us. If we are not able to integrate the operations of all these companies successfully, our expectations of future results of operations may not be met. Factors that will affect the success of the mergers include:

    - changes in the favorable market reaction to the combined companies' significant products;

    - competitive factors, including technological advances attained by competitors and patents granted to, or contested by competitors, which would result in increased efficiency in their ability to compete against us;

    - the ability of the combined company to increase sales of all such companies' products; and the ability of the combined company to operate efficiently and achieve cost savings.

    Even if the companies are able to integrate operations, we cannot assure you that synergies will be achieved. The failure to achieve synergies could have a material adverse effect on the business results of operations and financial condition of the combined company.

FAILURE TO MANAGE GROWTH COULD IMPAIR OUR BUSINESS.

    Our business has grown rapidly. Our net revenues increased from $55.3 million in 1997 to $92.9 million in 1999. During that same period we significantly expanded our operations in the United States and in Europe. The number of our employees increased from approximately 272 at December 31, 1996 to approximately 713 at July 31, 2000. As a result of the merger with Life Technologies, the Company has approximately 2,800 employees and approximately $516 million in pro forma 1999 revenues.

    It is difficult to manage this rapid growth and our future success depends on our ability to implement:

    - research and product development;

    - sales and marketing programs;

    - customer support programs;

    - operational and financial control systems; and

    - recruiting and training of new personnel.

    Our ability to offer products and services successfully and to implement our business plan in a rapidly evolving market requires an effective planning, reporting and management process. We expect that we will need to continue to improve our financial and managerial controls, reporting systems and procedures, and to expand and train our workforce worldwide. We will also need to continue to manufacture our products efficiently and to control or adjust the expenses related to research and development, marketing, sales and general and administrative activities in response to changes in revenues. If we are not successful in managing such expenses there could be an adverse impact on our earnings.

    Our merger with Life Technologies will require additional investments in operations, product research and development, administration and sales and marketing. These are significant expenses. Failure to manage successfully and coordinate the growth of the combined company could adversely impact our revenues and profits.

REDUCTION IN RESEARCH AND DEVELOPMENT BUDGETS AND GOVERNMENT FUNDING MAY AFFECT
  SALES.

    Our customers include researchers at pharmaceutical and biotechnology companies, academic institutions and government and private laboratories. Fluctuations in the research and development budgets of these researchers and their organizations could have a significant effect on the demand for our products. Research and development budgets fluctuate due to changes in available resources, mergers of pharmaceutical and biotechnology companies, spending priorities and institutional budgetary policies. Our business could be seriously damaged by any significant decrease in life sciences research and development expenditures by pharmaceutical and biotechnology companies, academic institutions or government and private laboratories.

    In recent years, the pharmaceutical industry has undergone substantial downsizing and consolidation. Additional mergers or corporate consolidations in the pharmaceutical industry could cause us to lose existing customers and potential future customers, which could have a material adverse effect on our business, financial condition and results of operations.

    A significant portion of our sales have been to researchers, universities, government laboratories and private foundations whose funding is dependent upon grants from government agencies such as the U.S. National Institutes of Health
(NIH) and similar domestic and international agencies. Although the level of research funding has increased during the past several years, we cannot assure you that this trend will continue. Government funding of research and development is subject to the political process, which is inherently fluid and unpredictable. Our revenues may be adversely affected if our customers delay purchases as a result of uncertainties surrounding the approval of government budget proposals. Also, government proposals to reduce or eliminate budgetary deficits have sometimes included reduced allocations to the NIH and other government agencies that fund research and development activities. A reduction in government funding for the NIH or other government research agencies could seriously damage our business.

    Our customers generally receive funds from approved grants at particular times of the year, as determined by the U.S. federal government. In the past, grants have been frozen for extended periods or have otherwise become unavailable to various institutions without advance notice. The timing of the receipt of grant funds affects the timing of purchase decisions by our customers and, as a result, can cause fluctuations in our sales and operating results.

FAILURE TO LICENSE NEW TECHNOLOGIES COULD IMPAIR OUR NEW PRODUCT DEVELOPMENT.

    Our business model of providing products to researchers working on a variety of genetic and related projects requires us to develop a wide spectrum of products. To generate broad product lines it is advantageous sometimes to license technologies from the scientific community at large rather than depending exclusively on the inventions of our own employees. As a result, we believe our ability to in-license new technologies from third parties is and will continue to be critical to our ability to offer new products. A significant portion of our current revenues are from products manufactured or sold under licenses from third parties.

    From time to time we are notified or become aware of patents held by third parties which are related to technologies we are selling or may sell in the future. After a review of these patents, we may decide to obtain a license for these technologies from such third parties. We are currently in the process of negotiating several such licenses and expect that we will also negotiate these types of licenses in the future. There can be no assurances that we will be able to negotiate such licenses on favorable terms, or at all.

    Our ability to gain access to technologies needed for new products and services depends in part on our ability to convince inventors and their agents or assignees that we can successfully commercialize their inventions. We cannot assure you that we will be able to continue to identify new technologies developed by others. Even if we are able to identify new technologies of interest, we may not be able to negotiate a license on favorable terms, or at all.

LOSS OF LICENSES COULD HURT OUR PERFORMANCE.

    Some of our licenses do not run for the length of the underlying patent. We may not be able to renew our existing licenses on favorable terms, or at all. If we lose the rights to a patented technology, we may need to stop selling certain of our products, redesign our products or lose a competitive advantage. Potential competitors could in-license technologies that we fail to license and potentially erode our market share for certain products.

    Our licenses typically subject us to various commercialization, sublicensing and other obligations. If we fail to comply with these requirements we could lose important rights under a license, such as the right to exclusivity in a certain market. In some cases, we could lose all rights under a license. In addition, certain rights granted under the license could be lost for reasons out of our control. For example, the licensor could lose patent protection for a number of reasons, including invalidity of the licensed patent. We typically do not receive indemnification from a licensor against third-party claims of intellectual property infringement in the practice of the licensed technology.

AS A RESULT OF THE OFFERING OF CONVERTIBLE NOTES, WE HAVE A SIGNIFICANT AMOUNT OF DEBT AND MAY HAVE INSUFFICIENT CASH TO SATISFY OUR DEBT SERVICE OBLIGATIONS, EITHER OF WHICH COULD IMPEDE OUR OPERATIONS AND FLEXIBILITY.

    In March, 2000 we sold $172.5 million of convertible notes to qualified institutional buyers. As a result of this offering, we have a significant amount of debt and debt service obligations. If we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments on the convertible notes, including from cash and cash equivalents on hand, we will be in default under the terms of the indenture which could, in turn, cause defaults under our other existing and future debt obligations.

    Even if we are able to meet our debt service obligations, the amount of debt we have could adversely affect us in a number of ways, including by:

    - limiting our ability to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements, or other purposes;

    - limiting our flexibility in planning for, or reacting to, changes in our business;

    - placing us at a competitive disadvantage relative to our competitors who have lower levels of debt;

    - making us more vulnerable to a downturn in our business or the economy generally; and

    - requiring us to use a substantial portion of our cash to pay principal and interest on our debt, instead of contributing those funds to other purposes such as working capital and capital expenditures.

OUR MARKET SHARE DEPENDS ON NEW PRODUCT INTRODUCTIONS AND ACCEPTANCE.

    The market for certain of our products and services is only about fifteen years old. Rapid technological change and frequent new product introductions are typical for the market. For example, prepackaged kits to perform research in particular cell lines and already-isolated genetic material are only now coming into widespread use among researchers. Our future success will depend in part on continuous, timely development and introduction of new products that address evolving market requirements. We believe successful new product introductions provide a significant competitive advantage because customers make an investment of time in selecting and learning to use a new product, and are reluctant to switch thereafter. To the extent that we fail to introduce new and innovative products, we may lose market share to our competitors, which will be difficult or impossible to regain. An inability, for technological or other reasons, to develop successfully and introduce new products could reduce our growth rate or otherwise damage our business.

    We have made a substantial investment in developing the technology underlying Invitrogenomics products and services. The products portion of Invitrogenomics was launched commercially in 1998, and has not achieved significant revenues. We cannot be sure that Invitrogenomics will achieve any commercial success or that revenues will equal or exceed the cost of our investment.

    In the past Invitrogen has experienced, and is likely to experience in the future, delays in the development and introduction of products. We cannot assure you that we will keep pace with the rapid rate of change in life sciences research, or that our new products will adequately meet the requirements of the marketplace or achieve market acceptance. Some of the factors affecting market acceptance of new products include:

    - availability, quality and price relative to competitive products;

    - the timing of introduction of the product relative to competitive products;

    - scientists' opinions of the product's utility;

    - citation of the product in published research; and

    - general trends in life sciences research.

    The expenses or losses associated with unsuccessful product development activities or lack of market acceptance of our new products could materially adversely affect our business, financial condition and results of operations.

INABILITY TO PROTECT OUR TECHNOLOGIES COULD AFFECT OUR ABILITY TO COMPETE.

    Our success depends to a significant degree upon our ability to develop proprietary products and technologies. However, we cannot assure you that patents will be granted on any of our patent applications. We also cannot assure you that the scope of any of our issued patents will be sufficiently broad to offer meaningful protection. We only have patents issued in selected countries. Therefore, third parties can make, use, and sell products covered by our patents in any country in which we do not have patent protection. In addition, our issued patents or patents we license could be successfully challenged, invalidated or circumvented so that our patent rights would not create an effective competitive barrier. We license the right to use our products to our customers under label licenses that are for research purposes only. These licenses could be contested and we cannot assure you that we would either be aware of an unauthorized use or be able to enforce the restrictions in a cost-effective manner. Our Life Technologies division has incurred substantial costs in enforcing its intellectual property rights in the past, and we expect to incur such costs in the future.

DISCLOSURE OF TRADE SECRETS COULD AID OUR COMPETITORS.

    We attempt to protect our trade secrets by entering into confidentiality agreements with third parties, our employees and consultants. However, these agreements can be breached and, if they are, there may not be an adequate remedy available to us. If our trade secrets become known we may lose our competitive position.

INTELLECTUAL PROPERTY OR OTHER LITIGATION COULD HARM OUR BUSINESS.

    Litigation regarding patents and other intellectual property rights is extensive in the biotechnology industry. We are aware that patents have been applied for and, in some cases, issued to others claiming technologies which are closely related to ours. As a result, and in part due to the ambiguities and evolving nature of intellectual property law, we periodically receive notices of potential infringement of patents held by others. Although we have to date successfully resolved these types of claims, we may not be able to do so in the future.

    Our Life Technologies division is currently involved in patent litigation, and in the event of additional intellectual property disputes we may be involved in further litigation. Such litigation could involve proceedings before the U.S. Patent and Trademark Office or the International Trade Commission, as well as proceedings brought by affected third parties or by the Company. Intellectual property litigation can be extremely expensive, and such expense, as well as the consequences should we not prevail, could seriously harm our business.

    If a third party claimed an intellectual property right to technology we use, we might need to discontinue an important product or product line, alter our products and processes, pay license fees or cease certain activities. Although we might under these circumstances attempt to obtain a license to such intellectual property, we may not be able to do so on favorable terms, or at all.

    In addition to intellectual property litigation, other substantial, complex or extended litigation could result in large expenditures by us and distraction of our management. For example, lawsuits by employees, stockholders, collaborators, distributors, customers, or end-users of our products or services could be very costly and substantially disrupt our business. Disputes from time to time with such companies or individuals are not uncommon and we cannot assure you that we will always be able to resolve them out of court.

    In particular, in acquiring Dexter Corporation, we assumed certain of Dexter's liabilities, ongoing disputes and litigation. These include personal injury, workers' compensation, automobile, environmental, warranty and product liabilities claims, among others. While we believe that Dexter had adequately reserved and/or had adequate insurance for the cost of such liabilities, we anticipate purchasing additional insurance to safeguard our assets. Unexpected costs could exceed stated reserves and insurance, however, requiring us to allocate additional funds and other resources to address Dexter's liabilities.

VIOLATION OF GOVERNMENT REGULATIONS OR VOLUNTARY QUALITY PROGRAMS COULD RESULT IN LOSS OF SALES AND CUSTOMERS.

    Certain Cell Culture products that our Life Technologies division manufactures are labeled for in vitro diagnostic use and as such are regulated by the U.S. Food and Drug Administration (FDA) as medical devices. As such, we must register with the FDA as a medical device manufacturer and comply with the Quality System Regulation (GMP). As a registered medical device manufacturer, our Life Technologies division must also comply with other regulations such as regulations relating to Medical Device Reporting and Labeling. Failure to comply with these regulations can lead to sanctions by the FDA such as observations made following inspections, warning letters, product recalls, fines, product seizures and consent decrees. Such actions by the FDA would be available to the public and could affect our ability to sell products labeled for in vitro diagnostic use and our ability to sell products to industrial customers engaged in the manufacture of pharmaceuticals.

    Additionally, some of our customers use our products in the manufacturing process for their drug and medical device products, and such end products are regulated by the FDA under cGMP. Although the customer is ultimately responsible for cGMP compliance for their products, it is also the customers' expectation that the materials sold to them will meet the cGMP requirements.

    ISO 9001 is an internationally recognized voluntary quality standard that requires compliance with a variety of quality requirements somewhat similar to GMPs. The operations of our Life Technologies division, at virtually all of its manufacturing facilities, comply with ISO 9001. Failure to comply with this voluntary standard can lead to observations of non-compliance or even suspension of ISO certification by the certifying unit. If we lose ISO certification, this loss could cause some customers to purchase products from other suppliers.

LOSS OF KEY PERSONNEL COULD HURT OUR BUSINESS.

    Our products and services are highly technical in nature. In general only highly qualified and trained scientists have the necessary skills to develop and market our products and provide our services. We face intense competition for these professionals from our competitors and our customers, marketing partners and companies throughout our industry. We do not generally enter into employment agreements requiring these employees to continue in our employment for any period of time. Any failure on our part to hire, train, and retain a sufficient number of qualified professionals would seriously damage our business.

COMPETITION IN THE LIFE SCIENCES RESEARCH MARKET COULD REDUCE SALES.

    The markets for our products are very competitive and price sensitive. Other life science research product suppliers have significant financial, operational, sales and marketing resources, and experience in research and development. These and other companies may have developed or could in the future develop new technologies that compete with our products or even render our products obsolete. If a competitor develops superior technology or cost-effective alternatives to our kits and other products, our business, operating results, and financial condition could be materially adversely affected.

    The market for our electrophoresis products is also subject to specific competitive risks. This market is highly price competitive. Our competitors have competed in the past by lowering prices on certain products, and they may do so in the future. In certain cases, we may respond by lowering our prices which would reduce revenues and profits. Conversely, failure to anticipate and respond to price competition may hurt our market share.

    We believe that customers in our markets display a significant amount of loyalty to their initial supplier of a particular product. Therefore, it may be difficult to generate sales to customers who have purchased products from competitors. To the extent we are unable to be the first to develop and supply new products, our competitive position will suffer.

LOSS OF DISTRIBUTORS MAY HURT OUR SALES, AND DISTRIBUTORS MAY FORCE US TO USE MORE EXPENSIVE MARKETING AND DISTRIBUTION CHANNELS.

    As a result of the merger with Life Technologies, we now have overlapping distributorship arrangements in some countries. As we go through the process of closing out our relationship with certain distributors, the attention given by such distributors to sales of our products may be diminished and the level of sales of our products in the affected countries may be reduced.

    Certain of our customers have developed purchasing initiatives to reduce the number of vendors from which they purchase in order to lower their supply costs. In some cases these accounts have established agreements with large distributors, which include discounts and the distributors' direct involvement with the purchasing process. These activities may force us to supply the large distributors with our products at a discount to reach those customers. For similar reasons many larger customers, including the U.S. government, have requested and may in the future request, special pricing arrangements, including blanket purchase agreements. These agreements may limit our pricing flexibility, especially with respect to electrophoresis products, custom oligonucleotides, amplification products, and fetal bovine serum, which could have an adverse impact on our business, financial condition and results of operations. For a limited number of customers we have made sales, at the customer's request, through third-party Internet vendors. Although Internet sales through third parties have not had a significant impact to date, it is possible that this method of distribution could have a negative impact on our gross margins, because any commission paid on Internet sales would be an additional cost not incurred through the use of non-Internet vendors.

WE RELY ON THIRD-PARTY MANUFACTURERS TO MANUFACTURE SOME OF OUR PRODUCTS AND
  COMPONENTS.

    We rely on third-party manufacturers to supply many of our raw materials, product components, and in some cases, entire products. In particular, we purchase all of the cassettes used in our pre-cast electrophoresis gels from a single third-party manufacturer. Also, we have contracted with an outside vendor for the production of our PowerEase instrument products. Manufacturing problems may occur with these and other outside sources. If such problems occur, there can be no assurance that we will be able to manufacture our products profitably or on time.

INTERNATIONAL UNREST OR FOREIGN CURRENCY FLUCTUATIONS COULD ADVERSELY AFFECT OUR RESULTS.

    Including subsidiaries and distributors, our products are currently marketed in over 60 countries throughout the world. Our international revenues, which include revenues from our non-U.S. subsidiaries and export sales, represented 31% of our product revenues in 1999 and 1998, and 26% in 1997. We expect that international revenues will continue to account for a significant percentage of our revenues for the foreseeable future.

    There are a number of risks arising from our international business, including:

    - general economic and political conditions in the markets in which we operate;

    - potential increased costs associated with overlapping tax structures;

    - potential trade restrictions and exchange controls;

    - more limited protection for intellectual property rights in some countries;

    - difficulties and costs associated with staffing and managing foreign operations;

    - uncertain effects of the movement in Europe to a unified currency;

    - slower growth in the European market before the unified currency is fully adopted;

    - unexpected changes in regulatory requirements;

    - the difficulties of compliance with a wide variety of foreign laws and regulations;

    - longer accounts receivable cycles in certain foreign countries; and

    - import and export licensing requirements.

    A significant portion of our business is conducted in currencies other than the U.S. dollar, which is our reporting currency. We recognize foreign currency gains or losses arising from our operations in the period incurred. As a result, currency fluctuations among the U.S. dollar and the currencies in which we do business have caused and will continue to cause foreign currency transaction gains and losses. We cannot predict the effects of exchange rate fluctuations upon our future operating results because of the number of currencies involved, the variability of currency exposures, and the potential volatility of currency exchange rates. We engage in foreign exchange hedging transactions to manage our foreign currency exposure, but we cannot assure you that our strategies will adequately protect our operating results from the effects of exchange rate fluctuations.

    The Asia/Pacific region in the past has experienced unstable economic conditions and significant devaluation in its currencies. The economic situation in the region may result in slower payments of outstanding receivable balances. To date this region has not represented a significant portion of our revenues, except in the Life Technologies division. However, to the extent the Asia/Pacific region becomes increasingly important, or to the extent factors affecting the region begin to affect other geographic locations, our business could be damaged.

IF WE, OR OUR CUSTOMERS OR VENDORS, ARE UNABLE TO UPGRADE OUR FINANCIAL SYSTEMS TO BE ABLE TO PROCESS ORDERS AND INVOICES IN THE EURO, OUR BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION MAY BE ADVERSELY AFFECTED.

    Companies operating in or conducting business in European Economic Community
(EEC) member states must ensure that their financial and other software systems are capable of processing transactions and properly handling the existing currencies, as well as the Euro. Approximately 18% of the revenues from our Life Technologies division and its former subsidiaries are from EEC member states. The current version of financial and order processing systems at Life Technologies are not able to process orders and invoices in the Euro. We have established a project plan to upgrade the software to a Euro compliant version by mid-year 2001. We cannot assure you that we will be able to accomplish this plan as we have scheduled or by the January 1, 2002 deadline set by the EEC. Additionally, we have not determined the costs related to any problems that may arise in the future due to the inability of any of our customers or vendors to comply with the statutory requirements. Any such problems may materially adversely affect our business, operating results and financial condition.

THE MARKET PRICE OF OUR STOCK AND THE CONVERTIBLE NOTES COULD BE VOLATILE, WHICH MAY IMPAIR YOUR INVESTMENT.

    The market price of our common stock has been subject to volatility and, in the future, the market price of our common stock and the convertible notes may fluctuate substantially due to a variety of factors, including:

    - quarterly fluctuations in our operating and earnings per share results;

    - technological innovations or new product introductions by us or our competitors;

    - economic conditions;

    - disputes concerning patents or proprietary rights;

    - changes in earnings estimates by market research analysts;

    - sales of common stock by existing holders;

    - loss of key personnel; and

    - securities class action or other litigation.

    The market price for our common stock and the convertible notes may also be affected by our ability to meet analyst's expectations. Any failure to meet such expectations, even slightly, could have an adverse effect on the market price of our common stock and the convertible notes. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to the operating performance of these companies. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against that company. If similar litigation were instituted against us, it could result in substantial costs and a diversion of our management's attention and resources, which could have an adverse effect on our business, results of operations and financial condition.

OUR OPERATING RESULTS MAY FLUCTUATE IN FUTURE PERIODS.

    The results of operations for any quarter are not necessarily indicative of results to be expected in future periods. Our operating results have, in the past, been, and will continue to be, subject to quarterly fluctuations as a result of a number of factors. These factors include, but are not limited to:

    - the integration of people, operations and products from acquired businesses and technologies;

    - our ability to introduce new products successfully;

    - market acceptance of existing or new products;

    - competitive product introductions;

    - currency rate fluctuations;

    - changes in customer research budgets which are influenced by the timing of their research and commercialization efforts and their receipt of government grants;

    - our ability to manufacture our products efficiently;

    - our ability to control or adjust research and development, marketing, sales and general and administrative expenses in response to changes in revenues; and

    - the timing of orders from distributors and mix of sales among distributors and our direct sales force.

OUR ANTI-TAKEOVER DEFENSE PROVISIONS MAY DETER POTENTIAL ACQUIRORS AND MAY DEPRESS INVITROGEN'S STOCK PRICE.

    Certain provisions of our certificate of incorporation, by-laws and Delaware law could be used by our incumbent management to make it substantially more difficult for a third party to acquire control of Invitrogen. These provisions include the following:

    - we may issue preferred stock with rights senior to those of our common stock;

    - we have a classified board of directors;

    - our by-laws prohibit action by written consent by stockholders;

    - our Board of Directors has the exclusive right to fill vacancies and set the number of directors;

    - cumulative voting is not allowed; and

    - we require advance notice for nomination of directors and for stockholder proposals.

    Our Board of Directors could also decide to adopt other anti-takeover defenses, including, but not limited to, a stock purchase rights plan (a so-called "poison pill"). These provisions could discourage potential takeover attempts and could adversely affect the market price of our common stock.

ACCIDENTS RELATED TO HAZARDOUS MATERIALS COULD ADVERSELY AFFECT OUR BUSINESS.

    Portions of our operations require the controlled use of hazardous and radioactive materials. Although we believe our safety procedures comply with the standards prescribed by federal, state, and local regulations, the risk of accidental contamination of property or injury to individuals from these materials cannot be completely eliminated. In the event of such an accident, we could be liable for any damages that result, which could adversely affect our business. Additionally, any accident could partially or completely shut down our research and manufacturing facilities and operations.

    We generate waste that must be transported to approved landfills. The transportation and disposal of such waste are required to meet applicable state and federal statutes and regulations. The disposal of such waste potentially exposes us to environmental liability if, in the future, such transportation and disposal is deemed to have violated such statutes and/or regulations or if the landfills leak and are proved to have damaged the environment.

    Furthermore, in acquiring Dexter, we assumed certain of Dexter's environmental liabilities, including clean-up of several hazardous waste sites. While we believe that Dexter adequately reserved and/or had adequate insurance for the cost of such liabilities, we anticipate purchasing additional insurance to safeguard the Company's assets. However, unexpected costs could exceed stated reserves and insurance. This may require us to allocate additional funds and other resources to address Dexter's environmental liabilities.

POTENTIAL PRODUCT LIABILITY CLAIMS COULD AFFECT OUR EARNINGS AND FINANCIAL
  CONDITION.

    We face a potential risk of liability claims based on our products or services. We carry product liability insurance coverage which is limited in scope and amount but which we believe to be adequate. We cannot assure you, however, that we will be able to maintain this insurance at reasonable cost and on reasonable terms. We also cannot assure you that this insurance will be adequate to protect us against a product liability claim, should one arise.

CONTROL OF INVITROGEN BY EXECUTIVE OFFICERS AND DIRECTORS MAY IMPEDE CHANGES TO INVITROGEN OR ITS POTENTIAL SALE.

    As of November 30, 2000, the President of our Research Genetics subsidiary and his family, our executive officers and our directors collectively beneficially owned approximately 12.3% of our outstanding common stock. These officers and directors may therefore be able to exercise effective control of Invitrogen. Such a concentration of ownership may have the effect of delaying or preventing transactions resulting in a change of control of Invitrogen, including transactions where stockholders might otherwise receive a premium for their shares over current market prices.

ABSENCE OF DIVIDENDS COULD REDUCE OUR ATTRACTIVENESS TO INVESTORS.

    Some investors favor companies that pay dividends, particularly in market downturns. We have never declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings for funding growth and, therefore, we do not currently anticipate paying cash dividends on our common stock in the foreseeable future.

THIS REGISTRATION AND SUBSEQUENT SALES OF THE COMMON STOCK COULD ADVERSELY AFFECT OUR STOCK PRICE AND OUR ABILITY TO RAISE FUNDS IN NEW EQUITY OFFERINGS.

    We are registering 1,500,000 shares, or approximately 2.9%, of our common stock outstanding, pursuant to the registration statement of which this prospectus is a part. The availability for sale, and future sales, of substantial amounts of our common stock by existing stockholders could adversely affect the prevailing market price for our common stock and could materially impair our future ability to raise capital through an offering of equity securities.

THERE ARE OTHER RISKS RELATED TO OUR LIFE TECHNOLOGIES DIVISION'S ONGOING
  OPERATIONS.

    There are additional risks related to the ongoing operation of the Life Technologies division that differ in some respects from the risks we have faced previously. These risks include:

    - changes in pricing or availability of fetal bovine serum;

    - the possibility of adverse rulings by or adverse developments in negotiations with the government;

    - litigation risks;

    - potential environmental liabilities; and

    - other risks detailed in the filings by Life Technologies, Inc. with the Securities and Exchange Commission.

    We cannot assure you that we will be able to manage these risks in such a manner as will not adversely affect our business.

                           FORWARD-LOOKING STATEMENTS

    Any statements in this prospectus about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as "believe," "anticipate," "should," "intend," "plan," "will," "expects," "estimates," "projects," "positioned," "strategy," "outlook" and similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from the results expressed in the statements. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus. The following cautionary statements identify important factors that could cause our actual results to differ materially from those projected in the forward-looking statements made in this prospectus. Among the key factors that have a direct impact on our results of operations are:

    - the risks and other factors described under the caption "Risk Factors" in this prospectus;

    - general economic and business conditions;

    - industry trends;

    - our assumptions about customer acceptance, overall market penetration and competition from providers of alternative products and services;

    - our actual funding requirements; and

    - availability, terms and deployment of capital.

    Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

                                USE OF PROCEEDS

    We will not receive any of the proceeds from the sale of the common stock offered by the selling stockholders.

                          DESCRIPTION OF CAPITAL STOCK

    The information set forth below is a general summary of our capital stock structure. As a summary, this section is qualified and not a substitute for the provisions of our certificate of incorporation, as amended and our by-laws, as amended, both of which are on file with the SEC.

AUTHORIZED CAPITAL STOCK

    Our authorized capital stock consists of 125,000,000 shares of common stock, par value $0.01 per share, and 6,405,884 shares of preferred stock, par value $0.01 per share.

COMMON STOCK

    As of November 30, 2000, 51,616,335 shares of our common stock were outstanding. In addition, 4,928,112 shares of our common stock were reserved and available for issuance pursuant to our employee benefit plans.

    The holders of our common stock are entitled to receive ratably, from funds legally available for the payment thereof, dividends when and as declared by resolution of the Board of Directors, subject to any preferential dividend rights which may be granted to holders of any preferred stock authorized and issued by the Board of Directors. Traditionally, we have not declared and paid dividends. In the event of liquidation, each share of our common stock is entitled to share pro rata in any distribution of our assets after payment or providing for the payment of liabilities and any liquidation preference of any preferred stock authorized and issued by the Board of Directors. Each holder of our common stock is entitled to one vote for each share of our common stock held of record on the applicable record date on all matters submitted to a vote of shareholders, including the election of directors.

    Holders of our common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities, and there are no conversion rights or redemption rights or sinking fund provisions with respect to our common stock. All outstanding shares of our common stock are duly authorized, validly issued, fully paid and nonassessable.

PREFERRED STOCK

    As of December 27, 2000, no shares of preferred stock were outstanding.

    The Board of Directors has the authority, without further action by the stockholders, to issue from time to time the preferred stock in one or more series and to fix the number of shares, designations, preferences, powers, and relative, participating, optional or other special rights and the qualifications or restrictions thereof. The preferences, powers, rights and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions, and purchase funds and other matters. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock or affect adversely the rights and powers, including voting rights, of the holders of common stock, and may have the effect of delaying, deferring or preventing a change in control of Invitrogen.

REGISTRATION RIGHTS

    Under a Stock Purchase and Stockholders' Agreement dated June 20, 1997, the holders of approximately 798,551 shares of our common stock (Group A), or persons to whom such holders transfer the common stock, have registration rights with respect to such shares. In connection with our merger with Research Genetics, holders of an additional 3,200,000 shares of our common stock
(Group B) or persons to whom such holders transfer the common stock, have registration rights with respect to such shares. If we propose to register any of our securities under the Securities Act, either for its own account or for the account of other stockholders, holders of all shares entitled to registration rights are entitled to notice of such registration. Holders of Group A shares are entitled to include their shares in such registration and holders of Group B shares are entitled to include up to 50% of their shares in such registration, each at our expense. However, the underwriters of any such offering have the right to limit the number of shares included in such registration. In addition, holders of at least 50% of the Group A and Group B shares entitled to registration rights outstanding may require us to prepare and file a registration statement under the Securities Act, at our expense, covering such shares, and we are generally required to use our best efforts to effect such registration. We are not obligated to effect more than two of these stockholder-initiated registrations for Group A, and not more than one of these stockholder-initiated registration for Group B. Further, holders of Group A shares entitled to registration rights generally may require us to file additional registration statements on Form S-3.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER PROVISIONS

    We are required to follow Section 203 of the Delaware Law, an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. A "business combination" includes a merger, asset or stock sale or other transaction resulting in financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of the corporation's outstanding voting stock. This provision may have the effect of delaying, deterring or preventing a change of control of Invitrogen without further actions by the stockholders.

    Our certificate of incorporation provides that any action permitted to be taken by our stockholders must be effected at a duly-called annual or special meeting of stockholders and will not be able to be effected by a consent in writing. The Board of Directors is composed of a classified board where only one-third of the directors are eligible for election in any given year. The classification system of electing directors may tend to discourage a third-party from making a tender offer or otherwise attempting to obtain control of us and may maintain incumbents on the Board of Directors, as it generally makes it more difficult for stockholders to replace a majority of the directors. Our certificate of incorporation also requires the approval of at least two-thirds of the total number of authorized directors in order to adopt, amend or repeal our by-laws. In addition, our certificate of incorporation similarly permits the stockholders to adopt, amend or repeal our by-laws only upon the affirmative vote of the holders of at least two-thirds of the voting power of all then outstanding shares of stock entitled to vote. Also, stockholders may remove a director only for cause. Vacancies on the Board of Directors resulting from death, resignation, removal or other reason may be filled by a majority of the directors or a majority of the shares entitled to vote. In general, other vacancies are to be filled by a majority of the directors. The provisions in our certificate of incorporation described above and other provisions pertaining to the limitation of liability and indemnification of directors may be amended or repealed only with the affirmative vote of the holders of at least two-thirds of the voting power of all then outstanding shares of stock entitled to vote. These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of Invitrogen, which could have an adverse effect on the market price of the our common stock.

    Invitrogen's by-laws also contain many of the above provisions found in our certificate of incorporation. Our by-laws do not permit stockholders to call a special meeting. In addition, our by-laws provide an advance notice procedure with regard to matters to be brought before an annual or special meeting of our stockholders, including the election of directors. Business permitted to be conducted in any annual meeting or special meeting of stockholders is limited to business properly brought before the meeting.

TRANSFER AGENT AND REGISTRAR

    Boston EquiServe L.P., is the transfer agent and registrar for the Invitrogen stock.

STOCK EXCHANGE LISTING

    Our common stock is quoted on the Nasdaq National Market under the symbol "IVGN."

                              SELLING STOCKHOLDERS

    The following table sets forth the name of each selling stockholder and the number of shares owned by each stockholder as of December 20, 2000 that may be offered pursuant to this prospectus. This information has been obtained from the selling stockholders. The selling stockholders may offer all, some or none of the common stock listed below. Because the selling stockholders may offer all, some or none of the common stock, no estimate can be given as to the amount or percentage of the common stock that will be held by the selling stockholders upon termination of any of the sales. None of the selling stockholders has, or in the past three years has had, any position, office, or other material relationship with us.

                                                  NUMBER OF                      NUMBER OF SHARES
                                                  SHARES OF       NUMBER OF       OF COMMON STOCK
                                                    COMMON        SHARES OF        BENEFICIALLY
                                                  STOCK HELD     COMMON STOCK       OWNED AFTER      PERCENTAGE OF
                                                 PRIOR TO THE   REGISTERED FOR   COMPLETION OF THE    COMMON STOCK
NAME(1)                                            OFFERING     SALE HEREBY(2)      OFFERING(3)      OUTSTANDING(3)
-------                                          ------------   --------------   -----------------   --------------
Alliance Select Investors Series--Biotechnology
  Portfolio....................................      489,500        250,000            239,500             *
Cisalpina/Putnam USA Opportunities Fund(4).....       26,400         21,700              4,700             *
Putnam Funds Trust--Putnam New Century Growth
  Fund(4)......................................       85,000         52,450             32,550             *
Putnam Investment Funds--Putnam Worldwide
  Equity Fund(4)...............................        2,300          1,500                800             *
Putnam New Opportunities Fund(4)...............    1,042,900        855,900            187,000             *
Putnam Variable Trust--Putnam VT New
  Opportunities Fund(4)........................      210,700        173,200             37,500             *
Putnam Variable Trust--Putnam VT Voyager Fund
  II(4)........................................          170             50                120             *
Putnam Voyager Fund II(4)......................      235,000        140,200             94,800             *
Putnam World Trust II--Putnam New Opportunities
  (U.S. Aggressive Growth Equity) Fund(4)......        6,100          5,000              1,100             *

--------------------------

*   less than 1%

(1) The name of the selling stockholders and the number of securities held by the selling stockholders may be amended subsequent hereto pursuant to Rule 424(b) of the Securities Act of 1933, as amended.

(2) Consists of the number of shares of common stock issued to the selling stockholder that are registered for sale hereby.

(3) Percentage ownership is based on 51,616,335 shares of our common stock. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(4) Each of these selling stockholders is a mutual fund managed by either Putnam Investment Management, LLC or The Putnam Advisory Company, Inc. Mutual funds and client accounts managed by Putnam Investment Management, LLC or The Putnam Advisory Company, Inc. own an aggregate of 3,301,972 shares (2,051,972 after this offering) as of December 20, 2000.

                              PLAN OF DISTRIBUTION

    The common stock offered hereby may be sold from time to time to purchasers directly by the selling stockholders. Alternatively, the selling stockholders may from time to time offer the common stock to or through underwriters, broker/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders or the purchasers of common stock for whom they may act as agents.

    The common stock offered hereby may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, any varying prices determined at the time of sale or at negotiated prices. The sale of the common stock may be effected in transactions (which may involve crosses or block transactions):

    - on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale;

    - in the over-the-counter market;

    - in transactions otherwise than on such exchanges or in the over-the-counter market; or

    - through the settlement of short sales.

    At the time a particular offering of the common stock is made, a prospectus supplement, if required, will be distributed that will set forth the aggregate amount of common stock being offered and the terms of the offering, including the name or names of any underwriters, broker/dealers or agents, if any, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker/ dealers.

    To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell the common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospects (as supplemented or amended to reflect such transactions).

    To comply with the securities laws of certain jurisdictions, if applicable, the common stock will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the common stock may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with.

    The selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any common stock by the selling stockholders. The foregoing may affect the marketability of the common stock.

    Pursuant to the registration rights agreement, all expenses of the registration of the common stock will be paid by us, including, without limitation, SEC filing fees and expenses of compliance with state securities or "blue sky" laws; however, the selling stockholders will pay all underwriting discounts and selling commissions, if any. The selling stockholders will be indemnified by us against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

                                 LEGAL MATTERS

    The legality of the common stock is being passed upon by Gray Cary Ware & Freidenrich LLP, San Diego, California.

                                    EXPERTS

    The audited financial statements of Invitrogen incorporated by reference in this Prospectus and elsewhere in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference in reliance upon the authority of said firm as experts in giving said report.

    The consolidated financial statements of Life Technologies, Inc. incorporated by reference in this Prospectus by reference to Company's Annual Report on Form 10-K for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    With respect to the unaudited consolidated financial information of Life Technologies, Inc. for the three-month and six-month periods ended March 31, 2000 and 1999 and June 30, 2000 and 1999, respectively, incorporated by reference in this Prospectus by reference to the Company's Quarterly Report on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000, respectively, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for the review of such information. However, their separate reports dated April 11, 2000 and July 12, 2000 incorporated by reference in this Prospectus, state that they did not audit and they do not express an opinion on that unaudited consolidated financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited consolidated financial information because those reports are not a "report" or a "part" of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act.

    The consolidated financial statements of Dexter Corporation incorporated by reference in this Prospectus by reference to Dexter's Annual Report on Form 10-K for the year ended December 31, 1999, have been so incorporated by reference in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    With respect to the unaudited consolidated financial information of Dexter for the three-month and six-month periods ended March 31, 2000 and 1999 and June 30, 2000 and 1999, respectively, incorporated by reference in this Prospectus by reference to Dexter's Quarterly Report on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000, respectively, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for the review of such information. However, their separate reports dated April 13, 2000 and July 18, 2000 incorporated by reference in this Prospectus, state that they did not audit and they do not express an opinion on that unaudited consolidated financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited consolidated financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act.

                             AVAILABLE INFORMATION

    We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the Exchange Act). In accordance with the Exchange Act, we file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549-1004, and at the SEC's following regional offices: New York Regional Office, 7 World Trade Center, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may also be obtained at prescribed rates from the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549-1004. Information on the operation of the Public Reference Room can be obtained by calling the SEC at 1-800-SEC-0330. Our common stock is listed on the Nasdaq National Market and such reports and other information concerning us may also be inspected at the offices of the Nasdaq Stock Market, 1735 K Street, N.W., Washington DC 20006-1506. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy and other information statements and other information regarding registrants, including us, that file such information electronically with the SEC.

    We have also filed with the SEC a registration statement on Form S-3 (together with all amendments and exhibits thereto, the registration statement) under the Securities Act of 1933, as amended. This Prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information, refer to the registration statement, copies of which you may obtain from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington DC 20549, upon payment of the fees prescribed by the SEC.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents we filed with the SEC pursuant to the Exchange Act are incorporated by reference and made a part of this Prospectus:

    - Registration Statement on Form S-4 filed on August 14, 2000,

    - Annual Report on Form 10-K for the year ended December 31, 1999 filed on March 14, 2000,

    - Current Reports on Form 8-K filed on February 16, 2000, Form 8-K filed on February 16, 2000, Form 8-K filed on July 11, 2000, and Form 8-K filed on September 29, 2000,

    - Current Report on Form 8-K of Life Technologies, Inc. filed on July 14, 2000,

    - The description of our common stock which is contained in our registration statement on Form 8-A under the Exchange Act on January 29, 1999, including any amendment or reports filed for the purpose of updating such description, and

    - Quarterly Report on Form 10-Q filed on May 8, 2000, and Quarterly Report on Form 10-Q filed on August 11, 2000 and Quarterly Report on Form 10-Q filed on November 14, 2000.

    In addition, all documents and reports we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this Prospectus and to be a part of it from the date of filing of those documents. Any statement contained in a document incorporated into this Prospectus by reference shall be deemed to be modified or superseded for purposes of this

Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such earlier statement. Any statement modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

    Upon written or oral request, we will provide without charge to each person to whom this Prospectus is delivered, a copy of any or all documents incorporated by reference in this Prospectus (other than any exhibits to those documents not specifically incorporated in those documents by reference). Requests for such documents should be submitted to Invitrogen
Corporation, Inc., 1600 Faraday Avenue, Carlsbad, California 92008, Attention:
Investor Relations, or made by telephone at (760) 603-7200.

                        1,500,000 SHARES OF COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

    WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE YOU WRITTEN INFORMATION OTHER THAN THIS PROSPECTUS OR TO MAKE REPRESENTATION AS TO MATTERS NOT STATED IN THE PROSPECTUS. YOU MUST NOT RELY ON UNAUTHORIZED INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES OR OUR SOLICITATION OF YOUR OFFER TO BUY THE SECURITIES IN ANY JURISDICTION WHERE THAT WOULD NOR BE PERMITTED. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALES MADE HEREUNDER AFTER THE DATE OF THIS PROSPECTUS SHALL CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR OUR AFFAIRS HAVE NOT CHANGED SINCE THE DATE HEREOF.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered hereunder. Except for the SEC registration fee, all amounts are estimates.

SEC registration fee........................................  $ 31,581
Accounting fees and expenses................................  $ 50,000
Legal fees and expenses.....................................  $ 50,000
Printing and engraving expenses.............................  $  8,000
Miscellaneous expenses, including Listing Fees..............  $ 40,000
Total.......................................................  $179,581

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law (DGCL) authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers under certain circumstances for liabilities incurred in connection with their activities in such capacities (including reimbursement for expenses incurred). The Registrant's Restated Certificate of Incorporation provides that the Registrant will indemnify its directors and officers to the fullest extent permitted by law and that directors shall not be liable for monetary damages to the Registrant or its stockholders for breach of fiduciary duty, except to the extent that the DGCL prohibits elimination or limitation of such liability.

    The Registrant's Restated Certificate of Incorporation provides that no director of the Registrant will be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or to its stockholders, (ii) for acts or omissions not made in good faith or involving intentional misconduct or a knowing violation of the law,
(iii) under Section 174 of the DGCL, or (iv) for any transactions from which the director derives an improper personal benefit. In addition, the Registrant's Amended and Restated By-laws provide that any director or officer who was or is a party or is threatened to be made a party to any action or proceeding by reason of his or her services to the Registrant will be indemnified to the fullest extent permitted by the DGCL.

    The Registrant has entered into agreements with each of its executive officers and directors under which the Registrant has agreed to indemnify each of them against expenses and losses incurred for claims brought against them by reason of their being an officer or director of the Registrant. There is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought, nor is the Registrant aware of any pending or threatened litigation that may result in claims for indemnification by any director or executive officer.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    Exhibits:

EXHIBIT
NUMBER                                          DESCRIPTION
-------                 ------------------------------------------------------------
         5.1            Opinion of Gray Cary Ware & Freidenrich LLP as to legality of shares.
        15.1            Letter from PricewaterhouseCoopers LLP regarding unaudited financial information for Life Technologies, Inc.
        15.2            Letter from PricewaterhouseCoopers LLP regarding unaudited financial information for Dexter Corporation.
        23.1            Consent of Gray Cary Ware & Freidenrich LLP (contained in
                        Exhibit 5.1).
        23.2            Consent of Arthur Andersen LLP, independent public
                        accountants.
        23.3            Consent of PricewaterhouseCoopers LLP relating to the
                        financial statements of Life Technologies, Inc., independent accountants.
        23.4            Consent of PricewaterhouseCoopers LLP relating to the
                        financial statements of Dexter Corporation.
          24            Power of Attorney (contained in the signature page hereof).

ITEM 17. UNDERTAKINGS.

    (a) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

    (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of San Diego, State of California on December 27, 2000,

                                                       INVITROGEN CORPORATION

                                                       By:                  /s/ LYLE C. TURNER
                                                            --------------------------------------------------
                                                                              Lyle C. Turner
                                                                         CHIEF EXECUTIVE OFFICER

                                                       By:                  /s/ JAMES R. GLYNN
                                                            --------------------------------------------------
                                                                              James R. Glynn
                                                                VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

and in the County of Montgomery, State of Maryland on December 27, 2000,

                                                       By:                  /s/ C. ERIC WINZER
                                                            --------------------------------------------------
                                                                              C. Eric Winzer
                                                                       PRINCIPAL ACCOUNTING OFFICER

                               POWER OF ATTORNEY

    Each person whose signature appears below constitutes and appoints Lyle C. Turner, James R. Glynn and John A. Cottingham, and each of them, with full power of substitution and resubstitution and each with full power to act without the other, his or her true and lawful attorney-in-fact and agent, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission or any state, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                 /s/ LYLE C. TURNER                                      /s/ JAMES R. GLYNN
-----------------------------------------------------  ------------------------------------------------------
                   Lyle C. Turner                                          James R. Glynn
     CHIEF EXECUTIVE OFFICER AND CHAIRMAN OF THE         EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER
                 BOARD OF DIRECTORS                                         AND DIRECTOR
               Date: December 27, 2000                                Date: December 27, 2000

                /s/ LEWIS J. SHUSTER                                   /s/ BRADLEY G. LORIMER
-----------------------------------------------------  ------------------------------------------------------
                  Lewis J. Shuster                                       Bradley G. Lorimer
        CHIEF OPERATING OFFICER AND DIRECTOR                                  DIRECTOR
               Date: December 27, 2000                                Date: December 27, 2000

                /s/ DAVID E. MCCARTY                                      /s/ JAY M. SHORT
-----------------------------------------------------  ------------------------------------------------------
                  David E. McCarty                                          Jay M. Short
                      DIRECTOR                                                DIRECTOR
               Date: December 27, 2000                                Date: December 27, 2000

                 /s/ DONALD W. GRIMM
-----------------------------------------------------  ------------------------------------------------------
                   Donald W. Grimm                                        Kurt R. Jaggers
                      DIRECTOR                                                DIRECTOR
               Date: December 27, 2000                                Date: December   , 2000

                                                                        /s/ THOMAS H. ADAMS
-----------------------------------------------------  ------------------------------------------------------
              J. Stark Thompson, Ph.D.                                 Thomas H. Adams, Ph.D.
                      DIRECTOR                                                DIRECTOR
               Date: December   , 2000                                Date: December 27, 2000

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                                          DESCRIPTION
-------                 ------------------------------------------------------------
         5.1            Opinion of Gray Cary Ware & Freidenrich LLP as to legality of shares.
        15.1            Letter from PricewaterhouseCoopers LLP regarding unaudited financial information for Life Technologies, Inc.
        15.2            Letter from PricewaterhouseCoopers LLP regarding unaudited financial information for Dexter Corporation.
        23.1            Consent of Gray Cary Ware & Freidenrich LLP (contained in
                        Exhibit 5.1).
        23.2            Consent of Arthur Andersen LLP, independent public
                        accountants.
        23.3            Consent of PricewaterhouseCoopers LLP relating to the
                        financial statements of Life Technologies, Inc., independent accountants.
        23.4            Consent of PricewaterhouseCoopers LLP relating to the
                        financial statements of Dexter Corporation.
24..........            Power of Attorney (contained in the signature page hereof).